Exhibit 10.5

NOVATION AGREEMENT

This Novation Agreement (this “Agreement”) dated January 19, 2017, to be effective January 1, 2017 (the “Effective Date”) is by and between Hill Electric Supply Co. Inc. (“Hill”), Panther Biotechnology, Inc. (“Panther”), Premier Purchasing and Marketing Alliance LLC (“Premier”), and Scott Schwartz (“Schwartz”). All contracting parties are each referred to as a “Party” and collectively as the “Parties” to the Agreement as such terms are used herein.

W I T N E S S E T H:

WHEREAS, Panther, Premier and Schwartz are party to, or plan to be party to, that certain Share Exchange Agreement dated January 19, 2017 and Effective as of January 1, 2017 (the “Share Exchange”);

WHEREAS, pursuant to the Share Exchange, Panther is acquiring control of Premier from Schwartz;

WHEREAS, as of the Effective Date, Premier owed Hill an aggregate amount exceeding the sum of $400,000 (the “Amount Owed”);

WHEREAS, as of the Effective Date, Premier had outstanding accounts receivable in the total amount of $135,979.20 (the “Pre Effective Date Receivables”).

WHEREAS, Panther would not agree to the terms of the Share Exchange unless Schwartz agreed to assume and pay the excess of the Amount Owed over the amount of the Pre-Effective Date Receivables (the “Net Amount Owed”), subject to the terms and conditions of this Agreement;

WHEREAS, Hill would not consent to the assignment by Premier to Schwartz of the obligation to make payment of sums due Hill unless Premier also assigned and transferred the rights to the Pre-Effective Date Receivables directly to Hill in partial satisfaction of the indebtedness due Hill; and

WHEREAS, Schwartz agrees to assume and be responsible for the payment in full of the Net Amount Owed pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, which the Parties acknowledge the receipt and sufficiency of, the Parties hereto agree as follows:

1.               Assignment, Novation and Assumption; Release; Payment Obligation. Effective as of the Effective Date:

1.1.          Premier hereby assigns, transfers and conveys to Hill all of Premier’s right, title and interest in, to, and under the Pre Effective Date Receivables, and all proceeds therefrom (the “Assignment”). Hill hereby accepts the Assignment, transfer and conveyance of Premier’s right, title and interest in, to and under the Pre Effective Date Receivables, without recourse, in partial satisfaction of the Amount Owed. For the sake of clarity, in the event any portion of the Pre Effective Date Receivables is not collected by Premier or Hill, Hill shall have no recourse against Premier or Panther, and Hill assumes the collectability of all Pre Effective Date Receivables.

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1.2.          Novation and Assumption. Premier irrevocably novates and transfers to Schwartz all of Premier’s duties, liabilities, and obligations in connection with the Net Amount Owed, and Schwartz irrevocably assumes all of those duties, liabilities, and obligations from Premier from the Effective Date on the terms and conditions contained in this Agreement, including, without limitation, (i) any claims, liabilities, or obligations arising from any failure of Premier to perform any of its covenants, agreements, commitments, and/or obligations to be performed prior to the date of this Agreement in connection with the Net Amount Owed or any agreements, documents or understandings evidencing, or relating to, the Net Amount Owed (collectively, the “Documents”), and (ii) all claims or liabilities of Premier regarding the Net Amount Owed or the Documents.

1.3.          Schwartz’s Performance Obligation. Schwartz shall duly perform and discharge all of the liabilities and obligations arising out of or related to the Net Amount Owed and the Documents as if Schwartz was (and had at all times been) named in them as a party instead of Premier.

1.4.          Schwartz’s Release of Premier. Schwartz shall assume liability for any breach, non-observance, or failure by Premier to perform any obligations expressed to be undertaken by Premier in connection with the Net Amount Owed and Documents before the Effective Date or for which Premier is liable, regardless of whether the breach, non-observance, or failure was known or should have been known by any of the Parties.

1.5.          Hill’s Release of Premier. Hill releases and forever discharges Premier and its officers, directors, members, employees, agents, and representatives (collectively, the “Premier Parties”), from all covenants, agreements, obligations, claims and demands of any kind, whether in law or at equity, which Hill now has, or which any successor or assign of Hill shall subsequently have, against any Premier Party, arising out of or related to the Amount Owed or the Documents, except in connection with the assignment, collection and remittance (subject to the terms of Section 1.1 hereof) by Premier of the Pre-Effective Date Accounts Receivable.

1.6.          Hill’s Acceptance of Novation and Assumption by Schwartz. Hill consents to the novation and assumption set forth in Section 1.2 above, and accepts the liability of Schwartz in place of the liability of Premier arising out of or related to the Net Amount Owed and Documents and grants to Schwartz the same rights under or arising out of or related to the Net Amount Owed and Documents as were granted to Premier in every way as if Schwartz was and had been a party to the Documents instead of and in place of Premier and agrees to look only to Schwartz for the payment of the Amount Owed.

2.               Collection of the Pre-Effective Date Accounts Receivable. The Premier Parties shall act as agents for Hill to collect the Pre Effective Date Accounts Receivable reflected on the attached Schedule A. The Premier Parties shall use good faith and make commercially reasonable efforts consistent with past practice to collect the cash proceeds pertaining to the Pre Effective Date Accounts Receivable in a timely manner; and they shall promptly (within 5 business days) remit such cash collections to Hill upon receipt. The Assignment of the Pre Effective Date Accounts Receivable from Premier to Hill shall satisfy in full all obligations of Premier in connection with the Amount Owed. In the event any portion of the Pre Effective Date Receivables is not collected by Premier, subject to the terms of this Section 2, Hill shall have no recourse against Premier or Panther, and Hill assumes the collectability of all Pre Effective Date Receivables and all risks associated therewith.

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3.               Post-Effective Date Receivables. Premier shall have the right to, and ownership of, all post-Effective Date Receivables of Premier and/or amounts received or collected in connection therewith, subsequent to the Effective Date. Any post-Effective Date receivables or amounts collected by Premier or Schwartz in connection therewith, whether prior to or after the closing of the Share Exchange, shall be immediately transferred to, and become the sole property of, Panther.

4.               Mutual Representations, Covenants, and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties to this Agreement, represents, covenants, and warrants that:

4.1.          Each Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement constitutes the legal, valid, and binding obligation of each Party enforceable against each other Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and general equitable principles.

4.2.          The execution and delivery by each Party and the consummation of the transactions contemplated by this Agreement do not and shall not, by the lapse of time, the giving of notice, or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, or any writ, injunction, order, judgment, or decree of any governmental authority, or any agreement, contract, or understanding to which the Party or its assets are bound or affected; and

4.3.          Any individual executing this Agreement on behalf of an entity has authority to act on behalf of the entity and has been duly and properly authorized to sign this Agreement on behalf of the entity.

5.               Further Assurances; Actions of Schwartz. The Parties to this Agreement agree to execute and deliver all other instruments and documents and to take all other actions as any Party may reasonably request in connection with the transactions contemplated by this Agreement.

6.               Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties to this Agreement and their successors and permitted assigns.

7.               Severability. Every provision of this Agreement is intended to be severable. If, in any jurisdiction, any term or provision of this Agreement is determined to be invalid or unenforceable, (a) the remaining terms and provisions of this Agreement shall be unimpaired, (b) any determination of invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable the term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be reduced or modified to make it enforceable, the remaining provisions of this Agreement shall not be affected by the determination of invalidity of that provision, and all other provisions of this Agreement shall remain in full force and effect.

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8.               Remedies. The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of this Agreement would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. Therefore, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required under this Agreement, then the other Party shall have the remedy of specific performance, and this remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which that Party might be entitled.

9.               Construction. When used in this Agreement unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument, or statute defined or referred to in this Agreement or in any instrument or certificate delivered in connection with this Agreement means the agreement, instrument, or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments to them and instruments incorporated into them; (vi) references contained in this Agreement to Article, Section, Schedule, and Exhibit, as applicable, are references to Articles, Sections, Schedules, and Exhibits in this Agreement unless otherwise specified; (vii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (vii) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (ix) reference to a particular statute, regulation, or law means that statute, regulation, or law as amended or otherwise modified from time to time prior to the date of this Agreement; and (x) any definition of or reference to any agreement, instrument, or other document in this Agreement shall be construed as referring to the agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on the amendments, supplements, or modifications set forth in this Agreement).

10.            Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations among the Parties regarding the actual assignment of the Pre Effective Date Accounts Receivable from Premier to Hill and the Net Amount Owed and Documents from Premier to Schwartz. This Agreement does not supersede in any way the content of the Amount Owed and Documents themselves, all of which survive the execution of this Agreement.

11.            Governing Law and Jurisdiction. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas without giving effect to principles of conflicts of law under Texas law. Each of the Parties: (a) irrevocably agrees that venue for any claim or dispute under this Agreement is proper in Harris County, Texas, irrevocably agrees that all claims and disputes may be heard and determined in Harris County, Texas, courts; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or subsequently have to the laying of venue in any proceeding brought in a Montgomery County, Texas, court.

12.            No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review, and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with, or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is expressly waived by all Parties. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

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13.            Review and Construction of Documents. Each Party expressly represents and warrants to all other Parties that (a) before executing this Agreement, the Party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) the Party has relied solely and completely upon its own judgment in executing this Agreement; (c) the Party has had the opportunity to seek and has obtained the advice of its own legal, tax, and business advisors before executing this Agreement; (d) the Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

14.            Counterparts; Effect of Facsimile, Emailed, and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments to them, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any signed counterpart, to the extent delivered by means of a facsimile machine or attached as a .pdf, .tif, .gif, .peg or similar file to an electronic mail (including email) or as an electronic download, all of which are referred to as an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version of the Agreement or instrument delivered in person. At the request of any Party, each other Party shall re-execute the original form of this Agreement and deliver it to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any similar defense, except to the extent the defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

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Each of Panther, Premier, Schwartz and Hill, has caused this Agreement to be executed and delivered as of the date first above written, to be effective as of the Effective Date.

(“Hill”)

Hill Electric Supply Co. Inc.

By: /s/ Scott Schwartz

Its: President

Printed Name: Scott Schwartz

(“Panther”)

Panther Biotechnology, Inc.

By: /s/ Evan Levine

Name:  Evan Levine

Title:  Chief Executive Officer

(“Premier”)

Premier Purchasing and Marketing Alliance LLC

By: /s/ Scott Schwartz

Name:  Scott Schwartz

Title: Manager

(“Schwartz”)

/s/ Scott Schwartz

Scott Schwartz

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